AMENDMENT NO. 3
to
STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

        AMENDMENT NO. 3, dated as of February 20, 2004 (the “Amendment”), to the STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003 (together with the Schedules thereto, the “Agreement”), by and among CIGNA Holdings, Inc., a Delaware corporation (“CIGNA Holdings”), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings (“Connecticut General”), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General (“CGLIC”) and CIGNA Corporation, a Delaware corporation (“CIGNA” and, together with Connecticut General, CIGNA Holdings and CGLIC, “Sellers”) and Prudential Financial, Inc., a New Jersey corporation (“Buyer”).

        WHEREAS, pursuant to Section 2.1(b) of the Agreement, Connecticut General is required to contribute the Capitalization Amount (as defined in Section 2.1(b)) to CIGNA Life Insurance Company (“CIGNA Life”); and

        WHEREAS, the parties desire to decrease the Capitalization Amount by $2,300,000 (Two Million Three Hundred Thousand Dollars).

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Agreement, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement.

2.	The first sentence of Section 2.1(b) of the Agreement is hereby amended and restated as follows:

“At the Closing, Connecticut General shall contribute an amount equal to approximately (i) $837,700,000 (Eight Hundred Thirty-Seven Million Seven Hundred Thousand Dollars) plus (ii) the Withheld Capital Loss Amount, plus (iii) the Reserve Adjustment, plus (iv) the IMR Adjustment, plus (v) the Preliminary Remaining Gain if it is a positive number, minus (vi) the absolute value of the Preliminary Remaining Gain if it is a negative number, minus (vii) CIGNA Life’s surplus, valued in accordance with the Statement of Net Settlement Methods, without giving effect to the transactions contemplated by this Article II, minus (viii) CIGNA Life’s AVR as of immediately prior to giving effect to the transactions contemplated by this Article II, (the aggregate of (i) through (viii), the “Capitalization Amount”).”

3.

This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

4.	Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Mordecai Schwartz
Name: Mordecai Schwartz Title: Vice President and Treasurer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ Jean H. Walker
Name: Jean H. Walker Title: Senior Vice President and Actuary

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
Name: James Yablecki Title: President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
Name: Joanne L. Dorak Title: President

PRUDENTIAL FINANCIAL, INC

By:	/s/ Kenneth Y. Tanji
Name: Kenneth Y. Tanji Title: Vice President